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                          AMRESCO, INC.

         EXHIBIT 11 - COMPUTATION OF PER SHARE EARNINGS

                                  Three Months Ended
                                       March 31,
                                   1997         1996
 Primary:
Net income                      $8,561,000  $4,795,000
Weighted average common
 shares outstanding             33,909,405  26,721,444
Net effect of dilutive
 stock options based on the
 Treasury stock method
using average market price         859,301     647,946

 Total                         34,768,706   27,369,390

 Earnings per share                 $0.25        $0.18

 Fully diluted:
 Net income                     $8,561,000  $4,795,000
Interest expense related to
 convertible debentures,
 net of income tax expense                     576,000
Adjusted net income             $8,561,000  $5,371,000
Weighted average common
 shares outstanding,
 assuming conversion of
 convertible debentures to
 3,600,000 shares of common
 stock in November 1995         33,909,405  30,321,444
Net effect of dilutive
 stock options based on the
 Treasury stock method
 using the higher of
 average or ending market
 price                             859,301     926,255
 Total                          34,768,706  31,247,699

Earnings per share                   $0.25       $0.17